NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE LOAN

NEW YORK, NEW YORK (August 31, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that one of its subsidiaries closed on a $12.15 million nonrecourse mortgage loan (the “Mortgage Loan”) with 40|86 Mortgage Capital, Inc. The Mortgage Loan has a fixed interest rate of 3.97% and a ten year term with principal payments based on a thirty year amortization schedule. The Mortgage Loan is collateralized by Griffin’s fully leased approximately 277,000 square foot industrial/warehouse building (the “Building”) in Concord, North Carolina, located in the greater Charlotte area. Griffin acquired the Building, its first property in the Charlotte area, in June 2017 for approximately $18.6 million in cash using proceeds of approximately $9.7 million from an earlier land sale that were held in escrow for a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and approximately $8.9 million of cash on hand at the time. The Building was 74% leased at the time it was acquired and subsequently, Griffin completed a lease amendment with one of the Building’s tenants whereby the tenant expanded its premises to include the remaining vacant space in the Building. Griffin intends to use the Mortgage Loan proceeds for general business purposes, including continued investment in its real estate assets.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements include Griffin’s intention regarding the potential uses of the mortgage proceeds.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.